Exhibit 10.1

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such omissions are designated as **.

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”), effective as of May 18th, 2006 (the “Effective Date”), is made by and between Pharmacopeia Drug Discovery, Inc., a Delaware corporation, having a principal place of business at 3000 Eastpark Boulevard, Cranbury, New Jersey 08512 (“Pharmacopeia”), and Cephalon, Inc., a Delaware corporation, having a principal place of business at 41 Moores Road, Frazer, PA 19355 (“Cephalon”).

BACKGROUND

WHEREAS, Pharmacopeia has expertise in the optimization of pharmaceutical compounds;

WHEREAS, Cephalon has expertise in the research, development and commercialization of pharmaceutical compounds;

WHEREAS, Cephalon and Pharmacopeia wish to enter into a collaboration employing Pharmacopeia’s medicinal chemistry, analytical chemistry and primary biology capabilities and Cephalon’s chemistry, in vitro biology, and in vivo biology capabilities, in order to develop and commercialize pharmaceutical compounds subject to and in accordance with the terms and conditions of this Agreement (the “Collaboration”).

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth in this Agreement, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

1.1           “Affiliate” shall mean any Person controlled by, controlling, or under common control with a Party.  For the purpose of this Section 1.1 only, “control” shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person.

1.2           “Cephalon Compound” shall mean any compound **, which is ** at or after the **, and which is **.

1.3           “Cephalon Field” shall mean, with respect to each Collaboration Compound, ** by such Collaboration Compound.

1.4           “Cephalon IP” shall mean Cephalon Patents and Cephalon Know-how.

1.5           “Cephalon Patents” shall mean all **, or **; in each case, **.

1.6           “Collaboration” shall have the meaning ascribed to such term in the Preamble.

1.7           “Collaboration Compound” shall mean a ** or a **, or a **; in each case, that **.  A compound shall be deemed to have been ** in category (i), (ii) or (iii) above.  A compound shall be deemed to have been ** (i) through (iv) above.  For purposes of clarity, any compound **.

1.8           “Collaboration IP” shall mean Collaboration Patents and Collaboration Know-how.  Collaboration IP shall not include Pharmacopeia IP or Cephalon IP.

1.8.1        “Collaboration Patents” shall mean (i) all **; and (ii) any ** in (i) above, and any ** of any of the foregoing, in each case, which is **; provided, however, that Collaboration Patents shall not include any Cephalon Patents or Pharmacopeia Patents.

1.8.2        “Collaboration Know-how” shall mean **; provided, however, that Collaboration Know-How shall not include Collaboration Patents, Cephalon IP or Pharmacopeia IP.

1.9           “Collaboration Product” shall mean a pharmaceutical product containing a **.  It is understood that, in the event any Collaboration Compound is sold for therapeutic purposes, such Collaboration Compound shall be deemed a Collaboration Product and shall be subject to milestones and royalties as set forth in this Agreement.

1.10         “Collaboration Target” shall mean a Target ** pursuant to Section 2.2.

1.11         “Collaboration Term” shall mean the Initial Term plus any extension pursuant to Section 15.2.

1.12         “Combination Product” shall mean a **.

1.13         “Commercializing Party” shall have the meaning set forth in Section 5.7(a).

1.14         “Confidential Information” as to each Party, shall mean such Party’s confidential information, trade secrets, Patents and Know-how, all the data and materials of that Party relating to the Collaboration, the Targets, Cephalon Compounds, Pharmacopeia Compounds, Collaboration Compounds, or Collaboration Products, and including, without limitation, all research, technical, clinical development, manufacturing, marketing, financial, personnel, and other business information and plans of such Party.

1.15         “Controls” or “Controlled” shall mean possession of the ability to grant licenses or sublicenses pursuant to this Agreement without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party.

1.16         “Development Compound” shall mean any **.  Any Collaboration Compound **.

1.17         “Executive Officers” shall mean the Executive Vice President of Research and Development of Cephalon, and the Chief Executive Officer of Pharmacopeia or such other executive officer of a Party as may be substituted from time to time upon the giving of written notice to the other Party.

1.18         “Exclusivity Period” shall have the meaning set forth in Section 4.1.

1.19         “Fair Market Value” shall mean the cash consideration, which a willing seller would realize from an unrelated willing buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.20         “FDA” shall mean the U.S. Food and Drug Administration, any successor thereto, or any corresponding foreign registration or regulatory authority.

1.21         “First Commercial Sale” shall mean, with respect to a Collaboration Product in any country, the first sale for use or consumption by the general public of such Collaboration Product in such country after all Regulatory Approvals have been obtained in such country.

1.22         “IND” shall mean an Investigational New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

1.23         “Initial Term” shall mean the period commencing on the earlier of (i) approval by the JRC of the first Research Plan pursuant to Section 2.1 or (ii) June 1, 2006, and ending three (3) years thereafter.

1.24         “Joint Research Committee” or “JRC” shall mean the entity organized to manage the scientific implementation of the Collaboration and acting pursuant to Article 3.

1.25         “Know-how” shall mean any and all proprietary ideas, inventions, data, know-how, instructions, processes, formulas, materials, expert opinion, technology or other information discovered, developed, conceived or reduced to practice by or for a Party as of the Effective Date, or by one or both Parties during and in the course of the Collaboration, whether or not patentable, constituting materials, methods, processes, techniques or data, necessary for the development, manufacture or use of a Collaboration Compound, or for the manufacture, use or sale of a Collaboration Product.

1.26         “Management Steering Committee” or “MSC” shall mean the entity organized to oversee the entire Collaboration and acting pursuant to Article 3.

1.27         “NDA” shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

1.28         “Net Sales” shall mean the **:

(i) **,

(ii) **,

(iii) **,

(iv) **, and

(v) **.

A “sale” shall include **, and Net Sales shall include **.

The ** of Net Sales. All sales of **.

To calculate the value of **.

1.29         “Non-Exclusive Compound” shall mean any compound brought to the **.

1.30         “Party” shall mean Pharmacopeia or Cephalon.  Pharmacopeia and Cephalon shall be collectively referred to as the Parties.

1.31         “Patent Committee” shall mean that committee to be formed pursuant to Section 3.5.

1.32         “Patent” shall mean: (i) issued and unexpired letters patent, including any extension, registration, confirmation, reissue, continuation, supplementary protection certificate, divisional, continuation-in-part, re-examination or renewal thereof, (ii) pending applications for letters patent, including provisional applications, and (iii) foreign counterparts of any of the foregoing; in each case to the extent the same has not been held, by a court, administrative body or governmental agency of competent jurisdiction, to be invalid or unenforceable in a decision from which no appeal can be taken or from which no appeal was taken within the time permitted for appeal.

1.33         “Patent Owner” shall have the meaning set forth in Section 10.4.2.

1.34         “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.35         “Pharmacopeia Compound” shall mean any compound **, which is ** at or after the **, and which is **.

1.36         “Pharmacopeia Field” shall mean, with respect to each Collaboration Compound **.

1.37         “Pharmacopeia IP” shall mean Pharmacopeia Patents and Pharmacopeia Know-how.  Pharmacopeia IP shall not include **.

1.38         “Pharmacopeia Patents” shall mean all **, or **; in each case, **.

1.39         “Phase I,” “Phase II” and “Phase III” shall mean Phase I (or Phase I/II), Phase II (or Phase II/III) and Phase III clinical trials, respectively, in each case as prescribed by applicable FDA IND Regulations, or any corresponding foreign statutes, rules or regulations.

1.40         “Pursuing Party” shall have the meaning set forth in Section 10.4.1.

1.41         “Regulatory Agency” shall mean the FDA or the applicable department, bureau or other governmental regulatory authority in each country in the Territory involved in the granting of Regulatory Approvals.

1.42         “Regulatory Approval” shall mean any and all approvals (including price reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Agency, necessary for the manufacture, use, storage, import, export, transport or sale of a Collaboration Product.

1.43         “Relevant Third Party Patent Right” shall mean a Patent owned or controlled by a Third Party which claims ** where such Collaboration Compound (in each case) is being used as an active ingredient in a Collaboration Product.

1.44         “Research Plan” shall mean, on a Collaboration Target-by-Collaboration Target basis, a description of the Parties’ respective activities and objectives with respect to a Collaboration Target.   Minutes of JRC meetings, if signed by a JRC representative of each Party, shall be deemed included within the Research Plan.

1.45         “Significant Activity” shall mean any of the following in relation to a Collaboration Compound or Collaboration Product:

(a) **;

(b) **;

(c) **;

(d) **;

(e) **;

(f) **;

(g) **;

(h) **;

(i) **.

Notwithstanding the foregoing, any **.  Further, if **.

1.46         “Sublicensee” shall mean, as to each Party, a Person other than an Affiliate of the Party, to whom has been granted sublicense rights under the license granted to such Party hereunder, which rights include at least the right to sell a Collaboration Product.  As used in this Agreement, “Sublicensee” shall also include a Third Party to whom a Party has granted a sublicense under this Agreement to distribute such Collaboration Product, provided that such Third Party has the primary responsibility for marketing and promotion, at its expense, of such Collaboration Product within countries in the Territory for which such distribution rights are granted, which marketing and promotional activities are not subsidized directly or indirectly by that Party, such as, without limitation, through a specific allowance or a guaranteed selling margin for such Third Party meant to cover its expenses.  Third Parties that are permitted to manufacture or finish Collaboration Products for supply to a Party, its Affiliates or Sublicensees are not “Sublicensees.”

1.47         “Substantial Generic Competition” shall have the meaning set forth in Section 5.7(c).

1.48         “Target” shall mean a **.

1.49         “Term” shall have the meaning set forth in Section 15.1.

1.50         “Territory” shall mean **.

1.51         “Third Party” shall mean any Person other than Cephalon, Pharmacopeia, or their respective Affiliates or Sublicensees.

1.52         “Unrelated Target” shall have the meaning set forth in Section 4.1.3.

1.53         “Valid Claim” shall mean a claim of an issued patent which has not lapsed or become abandoned, been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2
PERFORMANCE OF THE COLLABORATION

2.1           Goals of the Collaboration.

2.1.1        General. Each Party shall:

(i) undertake an interactive, cooperative role in the Collaboration with the other Party as set forth in the applicable Research Plan, and such other activities which, from time to time, the JRC decides are necessary for the continuing success of the Collaboration, with the objective of identifying Development Compounds with respect to the Collaboration Targets;

(ii) use **; and

(iii) conduct the Collaboration in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any good laboratory practices to attempt to achieve its objectives efficiently and expeditiously.

2.1.2        Activities of Pharmacopeia.   During the Collaboration Term:

(a) Pharmacopeia shall provide medicinal chemistry efforts as defined in the applicable Research Plan.  In addition, the applicable Research Plan may specify that Pharmacopeia will provide reasonable primary biology support, including running a primary assay in vitro on a Collaboration Target — by — Collaboration Target basis.  **.

(b) The JRC also may request that Pharmacopeia **.

(c) Pharmacopeia shall provide Cephalon with all feedback in a timely manner on the progress of its efforts under the Collaboration necessary to enable Cephalon to provide Pharmacopeia the support that it requires to conduct its activities hereunder.

2.1.3        Activities of Cephalon.  During the Collaboration Term, as directed by the JRC, Cephalon shall provide in vivo and in vitro biology as necessary to support the Collaboration.  Cephalon further shall provide to the Collaboration various Cephalon Compounds and Non-Exclusive Compounds having demonstrated activity against ** and such other Targets accepted into the Collaboration as Collaboration Targets, in order to support the Collaboration with respect to such Collaboration Targets.

2.2           Selection of Collaboration Targets.  The first ** Collaboration Targets will be **.  At the first JRC meeting the JRC will: (i) ** and (ii) **. ** by Cephalon, which shall **.  Pharmacopeia, ** pursuant to this Section 2.2.

2.3           Third Party Licenses.  With respect to a particular Collaboration Target, to the extent that either Party identifies the existence of Third Party patent rights covering such Target, **.  The JRC shall **.  The **.

2.4           Records and Reports.  Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent and FDA purposes and so as to properly reflect all work done and results achieved in the performance of this Agreement (including all data in the form required under any applicable governmental regulations and as directed by the JRC).  Such records shall include applicable books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, samples of materials and other graphic or written data generated in connection with the Collaboration, including any data required to be maintained pursuant to applicable governmental regulations.  During the Term, each Party shall respond to reasonable requests from the other for information based on such records.

ARTICLE 3
GOVERNANCE OF THE COLLABORATION

3.1           Joint Research Committee.  Within thirty (30) days after the Effective Date, Cephalon and Pharmacopeia shall establish a Joint Research Committee, comprised of Pharmacopeia and Cephalon scientists, to manage the scientific implementation of the Collaboration.  The responsibilities of the JRC shall include: (i) monitoring and reporting the progress of the Collaboration and ensuring open and frequent exchange between the Parties; (ii) establishing criteria for the selection of Collaboration Compounds for each Collaboration Target; (iii) identifying and resolving any scientific or technical conflicts between the Parties; (iv) approving and overseeing the implementation of a Research Plan for each Collaboration Target and its associated program undertaken in the Collaboration; (v) determining if and when a Development Compound has been identified with respect to each Collaboration Target; and (vi) coordinating with the Patent Committee all patent activities as they relate to the results of the Collaboration, and in keeping with the overall patent strategy delineated by the Patent Committee.

3.2           Membership.  The JRC shall include three (3) named representatives of each of the Parties, and each Party’s representatives shall be selected by that Party.  Each Party may replace its representatives at any time, upon written notice to the other Party.

From time to time, the JRC may establish subcommittees, to oversee particular projects or activities, and to manage the more frequent interactions between the Parties’ scientists with respect to individual research projects.  Such subcommittees will be constituted as the JRC determines, in its sole discretion.

3.3           Meetings and Minutes.  During the Collaboration Term, unless otherwise agreed to by the Parties, the JRC shall meet at least **, or more frequently as agreed by the Parties, at such locations or by such teleconferencing means as the Parties may determine from time to time.  In addition to regularly scheduled meetings, the JRC representatives will communicate regularly by telephone, electronic mail, facsimile and/or videoconference.  Other representatives of Pharmacopeia or Cephalon may attend JRC meetings as nonvoting observers.  Each Party shall be responsible for all of its expenses associated with attending the JRC meetings.  The Parties shall alternate preparing agendas for each JRC meeting and written minutes of each JRC meeting and shall prepare a written record of all JRC voting and decisions, whether made at a JRC meeting or otherwise. A copy of the Research Plan for each Collaboration Target shall be signed and appended to the minutes of the JRC meeting at which such Research Plan is approved.  The written minutes of each JRC meeting and the written record of all JRC voting and decisions shall be written and disseminated to the JRC members for review within ten (10) business days of the JRC meeting, and upon signature by Pharmacopeia and Cephalon, shall become final.

3.4           Decision-Making.  Decisions of the JRC shall be made by **. The JRC will report to a Management Steering Committee (“MSC”), which shall be comprised of three (3) senior members of the management teams (comprising two (2) individuals from science and one (1) from a business department) of each Party, who shall oversee the overall implementation of the Collaboration.  In the event that, with respect to **.  Decisions of the MSC shall be made by **.  In the event that **.  The MSC shall meet at least **, or more frequently as agreed by the Parties, at such locations or by such teleconferencing means as the Parties may determine from time to time.

3.5           Patent Committee.  Upon recommendation of the JRC, the Parties shall form a patent committee (the “Patent Committee”) to be in existence as long as Patents within the Collaboration IP are being filed and/or prosecuted.  Each Party shall designate at least one (1) chemist and one (1) patent attorney or equally qualified legally trained personnel, as its representatives on the Patent Committee. The Patent Committee shall be responsible for recommending patent filings and coordinating patent-related matters, including, but not limited to, the determination of inventorship according to U.S. Patent Laws, the preparation, filing and prosecution of patent applications, and the performance of other duties as set forth in Section 10.2.3(c).  Any disputes of the Patent Committee during the Collaboration Term shall be handled pursuant to Section 3.4.  Any disputes of the Patent Committee after the end of the Collaboration Term shall be referred to the Executive Officers, who shall promptly meet and endeavor to reach consensus in a timely manner.  If such individuals cannot resolve such dispute, then such dispute shall be handled pursuant to Section 16.19.  Unless otherwise agreed by the Parties, the Patent Committee shall meet at least **.  Such meetings shall be held at mutually agreed times and locations.  It is recognized and understood that the Patent Committee will communicate on a more frequent basis as necessary, whether in writing, by telephone, in person or otherwise, to ensure compliance with relevant patent filing and prosecution timetables and deadlines.  Each Party shall bear its own expenses associated with such meetings and the activities of the Patent Committee; provided, however, that each Party shall bear the expense of providing the other Party with copies of all Patents filed pursuant to this Agreement including all substantive correspondence with U.S. and foreign patent offices.

ARTICLE 4
EXCLUSIVITY

4.1           Collaboration Targets.

4.1.1        Subject to Section 4.1.4, **.

4.1.2        Notwithstanding Section 4.1.1, it is understood that (i) **; and (ii) with respect to **.

4.1.3        Notwithstanding Sections 4.1.1 and 4.1.2, if, in the course of a **.

4.1.4        It is understood that as of the Effective Date, **.  Notwithstanding the **.

4.1.5        Cephalon hereby agrees to **, as evidenced by contemporaneous records.

4.2           Pharmacopeia Development.  In the event Pharmacopeia desires to develop and commercialize a Collaboration Compound in the Pharmacopeia Field (subject, in each case, to the milestone and royalty obligations set forth in Sections 7.1.2 and 8.2.2), Pharmacopeia shall **.

ARTICLE 5
LICENSES

5.1           Ownership of Intellectual Property.  All Cephalon IP shall be the sole property of Cephalon.  All Pharmacopeia IP shall be the sole property of Pharmacopeia.  All Collaboration IP  shall be the sole or joint property, as the case may be, of the Party or Parties inventing or generating the same.

5.2.          Licenses to Cephalon.

5.2.1        License to Commercialize Collaboration Compounds.  With respect to all Collaboration Compounds active against a Collaboration Target, except for those Collaboration Compounds for which Pharmacopeia has

**, Pharmacopeia grants to Cephalon a worldwide, exclusive license, with the right to sublicense, under the Pharmacopeia IP and Pharmacopeia’s interest in the Collaboration IP, to make, have made, use, sell, offer to sell and import Collaboration Compounds, and/or Collaboration Products based on such Collaboration Compounds, for any and all uses and indications in the Cephalon Field.

5.2.2        License to Compounds (Other than Collaboration Compounds) Derived from Cephalon Compounds.  Pharmacopeia grants to Cephalon a worldwide, ** license, with the right to sublicense, under Pharmacopeia’s interest in the Collaboration IP, to exploit for any and all purposes all compounds (other than Collaboration Compounds) derived, directly or indirectly, from Cephalon Compounds.

5.3                                 Licenses to Pharmacopeia.

5.3.1              License to Commercialize Collaboration Compounds.  With respect to all Collaboration Compounds for which Pharmacopeia has **, Cephalon grants to Pharmacopeia a worldwide, exclusive license, with the right to sublicense, under the Cephalon IP and Cephalon’s interest in the Collaboration IP, to make, have made, use, sell, offer to sell and import Collaboration Compounds, and/or Collaboration Products based on such Collaboration Compounds, for any and all uses and indications in the Pharmacopeia Field.

5.3.2              License to Compounds (Other than Collaboration Compounds) Derived from Pharmacopeia Compounds.  Cephalon grants to Pharmacopeia a worldwide, ** license, with the right to sublicense, under Cephalon’s interest in the Collaboration IP, to exploit for any and all purposes all compounds (other than Collaboration Compounds) derived, directly or indirectly, from Pharmacopeia Compounds.

5.4           Research Licenses.  Notwithstanding Sections 5.2 and 5.3, Pharmacopeia and Cephalon hereby grant each other non-exclusive, worldwide, royalty-free research licenses, without the right to sublicense, under their respective interests in the Pharmacopeia IP, Cephalon IP and Collaboration IP, in order for each Party to perform its research obligations pursuant to Research Plans during the Collaboration Term.

5.5           Limited Licenses to **.  Notwithstanding Sections 5.2, 5.3 and 5.4, Pharmacopeia and Cephalon hereby grant each other ** licenses under their respective interests in the Collaboration IP, to **.  However, in the event that, **.

5.6           Restrictions on Sublicenses.  Subject to the terms and conditions of this Agreement and except as set forth herein, each Party shall have the right to sublicense the rights granted to it in Section 5.2.1 or 5.3.1 as the case may be, provided that such Party shall provide the other Party with at least the following information with respect to each Sublicensee: (i) the identity of the Sublicensee; (ii) a description of the Collaboration Product and of the rights granted to the Sublicensee; and (iii) the territory in which the Collaboration Product will be sold.  Each such sublicense shall be consistent with all the terms and conditions of this Agreement.  The sublicensing Party shall remain primarily liable to the other Party for all of each such Sublicensee’s applicable financial and other obligations under the sublicense.  No sublicense granted by a Party may be assigned, transferred or further sublicensed to any Third Party without the prior written consent of the other Party, which consent shall not unreasonably be withheld.

5.7           Third Party Royalties and Royalty Reductions.

(a)           The Party that is developing and commercializing a particular Collaboration Compound pursuant to this Agreement (“Commercializing Party”) shall be responsible for procuring such licenses ** appropriate for the manufacture, use, marketing, sale or distribution of a corresponding Collaboration Product by such Party, its Affiliates or Sublicensees.  In the event that the Commercializing Party is required (as provided in Clause 5.7(b) below) to pay royalties to a Third Party in respect of Relevant Third Party Patent Rights, then the **.

(b)           For purposes of Clause 5.7(a), whether a Party is “required” to enter a license shall be determined as follows:

(i) a Party shall be required to enter a license if so ordered by a court of competent jurisdiction, or if a court of competent jurisdiction has found Pharmacopeia and/or Cephalon liable for infringing Relevant Third Party Patent Rights, or

(ii) each Party shall bring to the attention of the other Party, in writing, any relevant Third Party Patent Rights.  The Parties agree to meet, within thirty (30) days after such written notification, along with their patent counsel under the appropriate confidentiality obligations, including if necessary the execution of a joint defense agreement to discuss in good faith the basis of the determination that such a license is required.  During such meeting the Parties agree to discuss such facts, findings, conclusions, opinions and other information as the Parties deem relevant.  If at the end of such discussions Cephalon and Pharmacopeia are unable to reach agreement, then the matter shall be referred to the Executive Officers, who shall promptly meet and endeavor to reach consensus in a timely manner. **

(c)           In respect of any **.

5.8           Development and Commercialization Status.  During the period from the end of the Collaboration Term to the First Commercial Sale of a Collaboration Product, Cephalon or Pharmacopeia, as the case may be, shall keep the other Party informed of its development activities with respect to such Collaboration Product, including without limitation, the achievement of the milestones set forth in Section 7.1 and the commercialization of such Collaboration Product, by ** providing the other Party with a written report stating the status of development of each such Collaboration Product.

5.9           No Implied Licenses.  Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license rights shall be created by implication, estoppel or otherwise.

5.10         Pharmacopeia Option to Negotiate Co-Development.  Each time Cephalon elects to begin pre-clinical development studies on a Development Compound, Pharmacopeia will have the option to ** pursuant to the terms of this Agreement.

ARTICLE 6
FUNDING

6.1           Program Access Fee.  In partial consideration for the licenses granted in Section 5, and access to Pharmacopeia IP during the Collaboration Term, Cephalon agrees to pay Pharmacopeia the nonrefundable amount of fifteen million U.S. dollars (US$15,000,000), due within thirty (30) days after the Effective Date.  Other than the milestone and royalty payments set forth in Articles 7 and 8, no further payments shall be due to Pharmacopeia from Cephalon, unless the Parties mutually agree to change the Collaboration or to extend the Collaboration Term pursuant to Section 15.2.

6.2           No Withholding.  The amount paid to Pharmacopeia pursuant to Section 6.1 shall be made without withholding for taxes or other charges.

ARTICLE 7
MILESTONE PAYMENTS

7.1           Milestone Payments.

7.1.1        Milestone Payments by Cephalon.

Cephalon shall pay to Pharmacopeia the following nonrefundable amounts within thirty (30) days following the first achievement by Cephalon, its Affiliates, Sublicensees or other designees, as the case may be, of each of the following milestones with respect to any Collaboration Compound (and each corresponding Collaboration Product) for which Cephalon is responsible for development and commercialization pursuant to the terms of this Agreement:

Milestone	Amount (US$)
**	**
**	**
**	**
**	**
**	**
**	**

7.1.2     Milestone Payments by Pharmacopeia.

Pharmacopeia shall pay to Cephalon the following nonrefundable amounts within thirty (30) days following the first achievement by Pharmacopeia, its Affiliates, Sublicensees or other designees, as the case may be, of each of the following milestones with respect to any Collaboration Compound (and each corresponding Collaboration Product) for which Pharmacopeia is responsible for development and commercialization pursuant to the terms of this Agreement:

Milestone	Amount (US$)
**	**
**	**
**	**
**	**
**	**
**	**

7.1.3     It is understood and agreed that **.

7.1.4     No Withholding.  All amounts paid pursuant to this Section 7.1 shall be made without withholding for taxes or other charges.

7.2           **.  For each Collaboration Compound and corresponding Collaboration Product for which a Party is responsible for development and commercialization pursuant to the terms of this Agreement, such **.

7.3           Reversion of Rights.  Following the end of the Collaboration Term, in the event that a Party:

(i)         fails to exercise diligence as required pursuant to Section 7.2. and does not remedy such failure in accordance with the provisions of Section 7.4 below, or

(ii)        discontinues development of all Collaboration Products and Collaboration Compounds active with respect to a particular Collaboration Target,

then the other Party shall have the right to terminate all licenses granted to such Party pursuant to Section 5.2.1 or Section 5.3.1 as the case may be, pertaining to such Collaboration Products and to all Collaboration Compounds from which such Collaboration Products were developed.

7.4           If at any time during the course of the development of a Collaboration Product there has been **, then:

(a)        the **; or

(b)        if the **.

7.5           Invoices. Unless otherwise specified in writing, all payments required according to this Article 7 shall be made by transfer to the bank account nominated by the receiving Party upon timely receipt of an invoice.

If invoice to Cephalon:                                               Cephalon, Inc.
41 Moores Road
Frazer, PA 19355

Attention: Accounts Payable
Telephone: **
Telecopy:   **

If invoice to Pharmacopeia:                        Pharm acopeia Drug Discovery, Inc.
3000 Eastpark Blvd.
Cranbury, NJ  08512

Attention: Chief Financial Officer
Telephone: **
Telecopy:   **

ARTICLE 8
ROYALTY PAYMENTS

8.1           Royalty Term.

8.1.1     Royalty Term for Cephalon.  Cephalon shall pay Pharmacopeia **.

8.1.2     Royalty Term for Pharmacopeia.  Pharmacopeia shall pay Cephalon **.

8.1.3     Paid-Up License. If the licenses granted to either Party pursuant to Section 5.2.1 or Section 5.3.1, as the case may be, are still in force with respect to a particular Collaboration Compound at the end of the period for which royalties on the corresponding Collaboration Product are due pursuant to this Agreement, such license shall be converted to a ** license, with the right to sublicense, under any Collaboration IP, Pharmacopeia IP or Cephalon IP, as the case may be, necessary to make, have made, use, sell, offer to sell, and  import the applicable Collaboration Product on a country-by-country and Collaboration Product-by-Collaboration Product basis.

8.2           Royalty Rate.

8.2.1     Royalties on Cephalon Collaboration Products.  Cephalon shall pay to Pharmacopeia royalties on **, according to the following schedule:

(a)       **.

(b)       **.

(c)       **.

(d)       **.

8.2.2     Royalties on Pharmacopeia Collaboration Products.  Pharmacopeia shall pay to Cephalon royalties on **:

(a)       **.

(b)       **.

(c)       **.

(d)       **.

8.3           Payment of Royalties.

8.3.1     Royalty Report.  After the First Commercial Sale of a Collaboration Product for which royalties are due and payable by either Party, its Affiliates or Sublicensees hereunder, the paying Party shall provide the other Party with a good-faith estimate of sales within two (2) weeks of the end of each calendar quarter. In addition, the paying Party shall provide the other Party with a royalty report on a quarterly calendar basis within ninety (90) days after the end of the calendar quarter to which such royalty report applies. Each such report shall state, separately for the paying Party, and each Affiliate and Sublicensee, the number, description, and aggregate Net Sales, on a country-by-country basis, and product-by-product basis during the calendar quarter during which a royalty is payable. Contemporaneously with the submission of the royalty reports, the paying Party shall pay to the other Party all royalties due.

8.3.2     Records Retention.  Each Party shall keep, and require its Affiliates and Sublicensees to keep, for a period of not less than seven (7) years, complete and accurate records of all Net Sales. Each Party shall have the right, **.  Such person appointed shall act on the following basis:

(i)          such person shall act as an expert and not as an arbitrator;

(ii)         such person’s terms of reference shall be to determine the matters in dispute within twenty (20) days of his appointment;

(iii)        the Parties shall each provide such person with all information relating to the items in dispute which such person reasonably requires and such person shall be entitled (to the extent he considers appropriate) to base his determination on such information;

(iv)        the decision of such person is, in the absence of fraud or manifest error, final and binding on the Parties; and

(v)         such person’s costs shall be paid by the Parties as such person may determine.

Where the paying Party agrees that it has or is found to have underpaid royalties, the paying Party shall promptly pay such royalties together with interest at the prime rate as stated in the Wall Street Journal Europe under “Money Rates” plus two percent (2%) (“Prime Plus 2”) applied to the amount unpaid from the date due to the date paid.  If the paying Party has overpaid royalties, the paying Party may credit such overpayments against future royalties owed to the other Party. The interest available to each Party pursuant to this Section shall in no way limit any other remedies available to each Party.

8.3.3     Tax on Royalties.  Any tax paid or required to be withheld by a Party for the benefit of the other Party on account of royalties payable under this Agreement shall be deducted from the amount of royalties otherwise due. Each Party shall secure and send to the other Party proof of any such taxes withheld and paid for its benefit of and shall, at the request of the other Party, provide reasonable assistance to other Party in recovering said taxes.

8.3.4     Form of Payment.  All payments required according to this Article 8 shall be made in U.S. dollars, for  the payee’s  account, by wire transfer to a bank in the

United States designated in writing by the payee; provided, however, that where payments in respect of Net Sales are based on Net Sales in non-U.S. currencies, the amount of Net Sales and any deductions used to calculate Net Sales, if any, shall be converted by the payor, based on the average of the “bid” and “asked” exchange rate provided by the Wall Street Journal Europe, for the last business day of each calendar quarter, into U.S. dollars.  Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%) calculated on the number of days such payment is delinquent. The interest available to each Party pursuant to this Section shall in no way limit any other remedies available.

ARTICLE 9
REPORTS, BOOKS AND TAX MATTERS

9.1           Examination of Books.  Each of the Parties shall keep and maintain complete and accurate books in respect of its activities during the Term, and with respect to books and records for which payment may be required, in accordance with applicable accounting principles consistently applied and in accordance with local law.  Each Party shall provide the other the right to inspect such financial records, and shall provide copies of all requested records, to the extent reasonably related to the performance of the other Party’s obligations under this Agreement.  The Parties shall retain such records for so long as the Parties shall mutually determine.

9.2           Tax Matters.  Each Party agrees that the other Party is entitled to all tax benefits, including in particular, tax credits and/or tax deductions attributable to amounts the other Party has paid hereunder.  Each Party shall file its federal, state, and local tax returns on a basis consistent with this Agreement, and shall not take any action inconsistent with the other Party’s entitlement to such tax benefits. In the event that a Party, in its judgment, determines that it must obtain information and verification regarding the use or application of such expenditures in order to prepare its tax returns or to respond to an inquiry during a tax audit or any other inquiry relating to such treatment of its tax return, or to defend its tax position in any proceeding including litigation, the Parties shall reasonably cooperate with each other and provide such information as the other Party may reasonably require at the request and expense of the requesting Party.

ARTICLE 10
PATENTS

10.1         Disclosure by Employees, Agents or Independent Contractors.  Cephalon and Pharmacopeia agree that as to any employees, agents, or independent contractors of Cephalon and Pharmacopeia presently in their employ or who are hired or retained by Cephalon or Pharmacopeia to perform, manage performance of, or participate in the research done pursuant to this Agreement, Cephalon and Pharmacopeia will ensure that such employees, agents, or independent contractors will promptly disclose and assign or exclusively license to the Party engaging them any and all rights to inventions, developments, or improvements, (whether patentable or not) conceived and/or reduced to practice during the course of their duties.  Each Party will notify the other Party promptly of any sole or joint inventions within the Collaboration IP.

10.2         Patent Prosecution and Related Activities.

10.2.1   Pharmacopeia IP.  Pharmacopeia shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries it deems appropriate, by itself or with Third Parties, Patents within the Pharmacopeia IP and conducting any interferences, re-examinations, reissues and oppositions relating to such Patents.

10.2.2   Cephalon IP.  Cephalon shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries it deems appropriate, by itself or with Third Parties, Patents within the Cephalon IP and conducting any interferences, re-examinations, reissues and oppositions relating to such Patents.

10.2.3   Collaboration IP.

(a)       Prosecution by Cephalon.  Cephalon shall have the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion and at its sole expense, and upon appropriate consultation with Pharmacopeia and/or the Patent Committee pursuant to Section 10.2.3(c), Patents within the Collaboration IP  directed to all compounds to which Cephalon has a license in force pursuant to Section 5.2, and for conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents relating to such Patents within the Collaboration IP, and Pharmacopeia shall give reasonable cooperation in connection therewith, at Cephalon’s request.

(b)       Prosecution by Pharmacopeia.  Pharmacopeia shall have the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion and at its sole expense, and upon appropriate consultation with Cephalon and/or the Patent Committee pursuant to Section 10.2.3(c), Patents within the Collaboration IP directed to all inventions other than compounds to which Cephalon has a license in force pursuant to Section 5.2, and for conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents relating to such Patents within the Collaboration IP, and Cephalon shall give reasonable cooperation in connection therewith, at Pharmacopeia’s request.

(c)       Cooperation; Request to Responsible Party.  Each of Cephalon and Pharmacopeia shall keep the other fully informed as to the status of patent matters described in this Section 10.2.3 relating to Collaboration Compounds, including, without limitation, by providing the Patent Committee the opportunity to fully review and comment on any invention disclosures, as well as any documents which will be filed in any patent office as far in advance of filing dates as feasible, and providing the other copies of any substantive documents that such Party receives from such patent offices promptly after receipt, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions.  With respect to each Patent governed by this Section 10.2.3, the Patent Committee shall decide whether such Patent falls within Section 10.2.3(a) or 10.2.3(b).  In the event of any overlap or conflict between subject matter that is claimed (or could be claimed) in a Patent for which Cephalon is responsible pursuant to Section 10.2.3(a) and subject matter that is claimed (or could be claimed) in a Patent for which Pharmacopeia is responsible pursuant to Section 10.2.3(b), the Patent Committee shall determine which Patent should claim such subject matter pursuant to the terms of this Agreement.  Where practicable and where appropriate under the terms of this Agreement, the Patent Committee shall endeavor to adjust the scope of the claims of either such Patent or both such Patents, or to propose the filing of appropriate divisional applications, in order to avoid or minimize such overlap or conflict.  Cephalon and Pharmacopeia shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other Party’s request.  Reasonable cooperation shall include, without limitation, providing the requesting Party with necessary or useful data and information relating to the Collaboration IP and reasonable access to the inventors of said inventions, as well as causing the execution of required patent assignments and/or other documents.  Either Party may request the other Party, at the other Party’s discretion, to file a patent application claiming any invention within the Collaboration IP for which the other Party has responsibility as set forth in Sections 10.2.3(a) or 10.2.3(b).  It is understood and agreed that a Party shall not have any liability to the other Party with respect to such Party’s preparation or prosecution of any Patent pursuant to this Section 10.2.3, as long as (i) such Party has complied with this Section 10.2.3(c) with respect to such Patent and (ii) such Party has not been negligent in conducting any such activities with respect to such Patent.

(d)       Procedure on Uncertainty to Prosecute.  In cases where the prosecution of Collaboration IP is not clearly addressed by the provisions of Sections 10.2.3(a) and 10.2.3(b), the Patent Committee shall promptly hold discussions to determine how best to proceed and how costs should be apportioned between the Parties and shall make a recommendation to the JRC, which shall make a decision on the matter.

10.2.4   Inventorship.   Inventorship of all Patents shall be determined based upon U.S. Patent Laws.

10.2.5   Election Not to Prosecute.  Upon ninety (90) days written notice to the other Party, the responsible Party, on a country-by-country basis, may elect to discontinue the prosecution of any patent applications filed pursuant to Sections 10.2.3(a) or (b) and/or not to file or conduct any further activities with respect to the Patents described in such Sections.  In the event the responsible Party declines or elects not to file or, having filed, elects not to further prosecute or maintain any Patents filed pursuant to this Agreement which relate to the Collaboration IP, or to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents with respect thereto, the other Party shall have the right, at its discretion, and at its sole expense, to prepare, file, prosecute and maintain such Patents in such countries as it deems appropriate, and conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents with respect thereto at its sole expense.  The responsible Party agrees to cooperate in any manner reasonably requested in connection with any such actions by the other Party, at the expense of the other Party, and shall assign, provided the Patents are freely assignable and not subject to a terminal disclaimer or other encumbrance, all right, title and interest in and to such Patents to the Party continuing such activities.  If the responsible Party does not receive written notice within the ninety (90) days written notice to the other Party of the responsible Party’s election not to prosecute that the other Party exercises its right to prepare, file, prosecute and maintain such Patents in such countries as it deems appropriate, then the responsible Party shall be free to abandon such Patents at its sole discretion without any legal recourse by the other Party.

10.3         Permitted Disclosures.  Following a written notice from the other Party hereto, the Parties shall in good faith grant each other permission in writing, not to be unreasonably withheld, to disclose in the specification of a patent application filed by the other Party pursuant to this Agreement, any Pharmacopeia IP, Cephalon IP, or Collaboration IP necessary to support and enable claims in such patent applications.

10.4         Third Party Infringement.

10.4.1   Collaboration IP.  Cephalon and Pharmacopeia shall have the right to initiate legal action to enforce the Patents within the Collaboration IP against infringement or misappropriation by Third Parties or to defend any declaratory judgment action relating thereto.  A Party shall have the initial right, but not the obligation, to initiate and conduct legal proceedings to enforce against any infringement of, or defend any declaratory judgment action involving, a Patent within the Collaboration IP for which such Party is responsible for prosecution and maintenance pursuant to Section 10.2.3(a) or (b) as the case may be, at its sole expense. Cephalon or Pharmacopeia (as the case may be) shall notify the other Party of its decision to bring proceedings or not within sixty (60) days of the date that the infringement has come to its knowledge.  If the actual or threatened infringement relates to the manufacture, use or sale of a product or material which is a competing product to a Collaboration Product and the Party conducting the proceedings (“the Pursuing Party”) is not the Commercializing Party with regard to the applicable Collaboration Product, then the Commercializing Party shall have the right at its option, to join with the Pursuing Party in the suit and participate in all meetings, negotiations, discussions and proceedings in respect of issues which relate to the infringement of the Patent(s) by such competing product. Where the conduct of the action relates to matters relevant only to issues of infringement by the competing product and not the scope or validity of the Pursuing Party’s Patents, the Pursuing Party shall follow the Commercializing Party’s reasonable directions in the conduct of that part of the proceedings.  In respect of other parts of the proceedings, the Pursuing Party agrees to take into account the Commercializing Party’s reasonable views and comments.   Subject to Section 10.4.8, in the circumstances outlined in this Section 10.4.1 where the Commercializing Party exercises its right to participate in the suit, the Commercializing Party shall bear fifty percent (50%) of the costs of such proceedings.

10.4.2   Failure to Enforce Collaboration IP.  If, within sixty (60) days of the date that the infringement or misappropriation of Collaboration IP comes to its knowledge (or written notice of a declaratory judgment action alleging invalidity or unenforceability of such Collaboration IP), the Party with the initial right to bring proceedings (“Patent Owner”) under Section 10.4.1 above  fails to take action to halt such alleged infringement or misappropriation or defend such a declaratory judgment action, the other Party may, at its expense, take such legal action as it deems appropriate, in its own name (or to the extent necessary the Patent Owner’s name), to halt such an alleged infringement or misappropriation or defend such a declaratory judgment action.  The other Party shall notify the Patent Owner of its decision to do so.  Where, in accordance with the procedure set out in this Section, the other Party commences the proceedings, the Patent Owner may, at its option, join with the other Party in the suit and the Patent Owner shall have the right to participate in all meetings, discussions and proceedings in respect of issues regarding the validity and/or revocation of the relevant Patent(s).  In those circumstances, the other Party (i.e., the Pursuing Party) agrees to take into account the Patent Owner’s reasonable views and comments in the conduct of the proceedings and, subject to Section 10.4.8, the Patent Owner shall bear fifty percent (50%) of the costs of such proceedings.  The Patent Owner agrees to render such reasonable assistance as the Pursuing Party may request.

10.4.3   Pharmacopeia IP or Cephalon IP.  In the event that either Party becomes aware that any Patent within the Pharmacopeia IP or Cephalon IP is being infringed or misappropriated by a Third Party, or is subject to a declaratory judgment action arising from such infringement or misappropriation, such Party shall promptly notify the other Party.  It is understood and agreed that Pharmacopeia shall have the initial right, but not the obligation, to initiate and conduct legal proceedings to enforce the Pharmacopeia IP against any infringement or misappropriation or defend any declaratory judgment action relating thereto, at its sole expense, and that Cephalon shall have the initial right, but not the obligation, to initiate and conduct legal proceedings to enforce the Cephalon IP against any infringement or misappropriation or defend any declaratory judgment action relating thereto, at its sole expense.  Cephalon or Pharmacopeia (as the case may be) shall notify the other Party of its decision to bring proceedings or not within sixty (60) days of the date that the infringement has come to its knowledge.  If the actual or threatened infringement relates to the manufacture, use or sale of a product or material which is a competing product to a Collaboration Product and the Pursuing Party is not the Commercializing Party with regard to the applicable Collaboration Product, then the Commercializing Party shall have the right at its option, to join with the Pursuing Party in the suit and participate in all meetings, negotiations, discussions and proceedings in respect of issues which relate to the infringement of the Patent(s) by such competing product. Where the conduct of the action relates to matters relevant only to issues of infringement by the competing product and not the scope or validity of the Pursuing Party’s Patents, the Pursuing Party shall follow the Commercializing Party’s reasonable directions in the conduct of that part of the proceedings.  In respect of other parts of the proceedings, the Pursuing Party agrees to take into account the Commercializing Party’s reasonable views and comments.   Subject to Section 10.4.8, in the circumstances outlined in this Section 10.4.3 where the Commercializing Party exercises its right to participate in the suit, the Commercializing Party shall bear fifty percent (50%) of the costs of such proceedings.

10.4.4   Failure to Enforce Pharmacopeia or Cephalon Patent Rights.   If, within sixty (60) days of the date that the infringement or misappropriation comes to its knowledge (or written notice of a declaratory judgment action alleging invalidity or unenforceability of such Pharmacopeia or Cephalon IP, as the case may be), the Patent Owner fails to take action to halt such alleged infringement or misappropriation or defend such a declaratory judgment action under Section 10.4.3 above, the other Party may, if it has been granted a license under such Pharmacopeia or Cephalon IP (as the case may be), at its expense, take such legal action as it deems appropriate, in its own name (or to the extent necessary the Patent Owner’s name), to halt such an alleged infringement or misappropriation or defend such a declaratory judgment action.  The other Party shall notify the Patent Owner of its decision to do so.  Where, in accordance with the procedure set out in this Section, the other Party commences the proceedings, the Patent Owner may, at its option, join with the other Party in the suit and the Patent Owner shall have the right to participate in all meetings, discussions and proceedings in respect of issues regarding the validity and/or revocation of the relevant Patent(s).  In those circumstances, the other Party (i.e., the Pursuing Party) agrees to take into account the Patent Owner’s reasonable views and comments in the conduct of the proceedings and, subject to Section 10.4.8, the Patent Owner shall bear fifty percent (50%) of the costs of such proceedings.  The Patent Owner agrees to render such reasonable assistance as the Pursuing Party may request.

10.4.5   Limitation on Timing to Bring Suit.   The Parties acknowledge that there may exist in certain countries in the Territory statutory limitations on the period during which suit may be filed or other enforcement actions initiated against a Third Party’s infringement of the Patents (for example, the forty-five (45) day period for responding to a Third Party certification in the United States under 21 USC Sections 355(b)(2)(A)(iv) and 355(j)(2)(a)(vii), or any amendment or successor statute thereto, claiming that Patents covering a Collaboration Compound or Collaboration Product are invalid or that infringement will not arise from the manufacture, use or sale of a product equivalent to the Licensed Compound or Product by such Third Party).  In such event:

(a)       Pharmacopeia and Cephalon each shall immediately give written notice to the other of any potential infringement action against such Third Party infringer of which they become aware; and

(b)       the relevant Party shall have the right but not the obligation to bring suit, and the provisions of this Section 10.4 shall apply save that such Party shall be required to obtain a discontinuance or elect to bring suit at least fourteen (14) business days prior to the expiry of the relevant statutory period.  If such Party elects to bring suit within such period, the provisions of this Section 10.4 shall apply; or

(c)       if the relevant Party elects not to, or has failed to, bring an infringement action against such Third Party infringer in such country(ies) within the time period provided in this Section 10.4.5, then the other Party  shall have the right but not the obligation, to bring suit against such infringer under this Section 10.4 prior to the expiration of the statutory period.  In the event that such other Party elects to bring suit, the provisions of this Section 10.4 shall apply.

10.4.6   No Settlement Without Consent.  Neither Party shall enter into any settlement of any claim, suit or proceeding under this Section 10.4 which admits or concedes that any Collaboration Patent or any Patent licensed from the other Party is invalid or unenforceable without the prior written consent of such other Party.

10.4.7   Cooperation.  Each Party shall keep the other reasonably informed of the progress of any claim, suit or proceeding subject to this Section 10.4 and cooperate reasonably in connection with such activities at the request and expense of the Party involved in such claim, suit or proceeding.

10.4.8   Division of Recoveries.  Any recovery received in connection with a suit brought by a Party pursuant to Section 10.4.1, 10.4.2, 10.4.3 or 10.4.4 shall be retained by the Party initiating such suit, provided the Commercializing Party was not a Party to the suit.  If the Commercializing Party was a Party to the suit, then any recovery received in connection with a suit brought pursuant to Section 10.4.1, 10.4.2, 10.4.3 or 10.4.4 shall be used first to reimburse each Party pro rata for expenses (including attorneys’, professional and expert fees) incurred in such suit, and any balance shall be retained by the Commercializing Party subject to a payment to the other Party of such other Party’s lost royalties.

10.5         Infringement Claims by Third Parties.  If the manufacture, sale or use of any Collaboration Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against a Commercializing Party (or its Sublicensees), such Commercializing Party shall promptly notify the other Party in writing setting forth the facts of such claim in reasonable detail. The Commercializing Party shall have the exclusive right to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any agreement or settlement which admits or concedes that any Collaboration Patent or any Patent licensed from the other Party is invalid, unenforceable or not infringed, without the prior written consent of the other Party. The Commercializing Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding, and the other Party shall have the right (but not the obligation) to be separately represented, at its expense, by counsel of its own choice and to advise the Commercializing Party on the defense of such claim, suit or proceeding.

10.6         Patent Term Restoration.  The Parties hereto shall give reasonable cooperation to each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the Collaboration IP.

ARTICLE 11
CONFIDENTIALITY

11.1         Confidentiality.

11.1.1.  Term of Confidentiality.  Except as otherwise provided in this Section 11.1, the Party receiving Confidential Information (the “Receiving Party”) shall keep all Confidential Information disclosed to it by the disclosing Party (the “Disclosing Party”) confidential for the Collaboration Term and ten (10) years thereafter.  Without the prior written consent of the Disclosing Party, the Receiving Party shall not disclose any Confidential Information to any Third Party, except to the officers, employees, agents, or representatives of the Receiving Party or the Receiving Party’s Affiliates (collectively the “Representatives”), who, in each case, have a need to know any such Confidential Information for purposes of the implementation and performance by the Receiving Party of its obligations pursuant to this Agreement, and will use the Confidential Information provided by the Disclosing Party only for such limited purposes.

11.1.2.  Warranty of Obligation.  Each Party warrants that each of its Representatives to whom any Confidential Information is disclosed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to be bound by terms and conditions equivalent to those set forth in this Agreement.  The Receiving Party shall ensure that the Confidential Information provided by the Disclosing Party shall not be used or disclosed by such Representatives except as permitted by this Agreement.  The Receiving Party shall stand responsible for any breach by its Representatives of the confidentiality provisions set forth in this Agreement.

11.1.3.  Ownership of Confidential Information. Except as provided herein with respect to the ownership of Collaboration IP, all Confidential Information disclosed by the Disclosing Party shall remain the property of the Disclosing Party.  Upon the written request of the Disclosing Party (i) all tangible Confidential Information provided by the Disclosing Party (including, but not limited to all copies thereof and all unused samples of materials provided by the Disclosing Party) except for Confidential Information consisting of analyses, studies and other documents prepared by or for the benefit of the Receiving Party, shall be promptly returned to the Disclosing Party, and (ii) all portions of such analyses, studies and other documents prepared by or for the benefit of the Receiving Party (including all copies thereof) which are within the definition of Confidential Information shall be destroyed, and the Receiving Party shall certify such destruction in writing to the Disclosing Party.

11.1.4.  Permitted Disclosures.  The obligations of confidentiality and non-use set forth in this Agreement shall not apply to any portion of the Confidential Information which:

(a)       is or becomes public or available to the general public otherwise than through the wrongful act or default of the Receiving Party or its representatives; or

(b)       is obtained by the Receiving Party from a Third Party who is lawfully in possession of such Confidential Information and is not subject to an obligation of confidentiality or non-use owed to the Disclosing Party; or

(c)       is previously known to the Receiving Party prior to disclosure by the Disclosing Party, as shown by written evidence, and is not obtained or derived directly or indirectly from the Disclosing Party; or

(d)       is independently developed by the Receiving Party without the use of or reliance on any Confidential Information provided by the Disclosing Party hereunder, as shown by contemporaneous written evidence.

11.1.5.  Legal Disclosure. The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent reasonably necessary in prosecuting or defending litigation, complying with applicable laws, governmental regulations or court order, or otherwise submitting required information to tax or other governmental authorities.  If the Receiving Party intends to so disclose any such Confidential Information, the Receiving Party shall provide the Disclosing Party prompt prior notice of such fact so that the Disclosing Party may seek to obtain a protective order or other appropriate remedy concerning any disclosure of such Confidential Information.  The Receiving Party will reasonably cooperate with the Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy.  If any such order or other remedy does not fully preclude the disclosure of such Confidential Information, the Receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Confidential Information.

11.1.6.  No Warranty As To Reliability.  Each of the Parties acknowledges that neither Party makes any representation or warranty as to the reliability, accuracy or completeness of any of the Confidential Information disclosed hereunder, except for any specific representation or warranty made in other sections of this Agreement.  The Receiving Party agrees that neither the Disclosing Party nor any of the Disclosing Party’s Representatives shall have any liability to the Receiving Party arising from the disclosure of Confidential Information by the Disclosing Party except as otherwise provided herein.

11.1.7.  No Implied License.  Except as otherwise expressly set forth in this Agreement, nothing herein shall be construed as giving the Receiving Party any right, title and interest in and to the Confidential Information of the Disclosing Party.

11.1.8.  Public Domain.  For the purpose of this Agreement, specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.

11.2         Publications.  A Party desiring to submit a publication or presentation related to the Collaboration shall not do so without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Each Party shall submit for the other Party’s review any proposed publication or presentation containing any information generated by either Party (or by both Parties) hereunder during the Collaboration Term, or containing any Confidential Information of the other Party, at least forty-five (45) days in advance of such proposed publication or presentation.  The reviewing Party shall promptly review such proposed publication and respond in any event within forty-five (45) days after receipt, and shall make any objections that it may have to the publication of any such information, or of any Confidential Information of the reviewing Party contained therein. Should the reviewing Party make an objection to the publication of any such information or Confidential Information, then the Parties shall discuss the advantages and disadvantages of publishing such information and/or Confidential Information provided always that a Party shall not be compelled to agree to the disclosure of its Confidential Information and if following such discussions the Party still objects to the inclusion of such Confidential Information it shall be removed. Notwithstanding the preceding sentences, either Party may submit for the other Party’s approval a summary of Collaboration data or information to be used in confidential and/or non-confidential corporate presentations and, once the other Party’s written approval has been received, the same summary of the Collaboration data may be used again in subsequent presentations of an equivalent nature without further approval by the other Party.  If the Parties are unable to agree on whether particular subject matter may be published or presented, then the MSC shall attempt to resolve the matter, but if it is unable to do so, such matter shall not be subject to the dispute resolution provisions of Sections 3.4 and 16.19. Notwithstanding the foregoing, upon the reviewing Party’s request, the other Party shall not submit any such publication or presentation until the reviewing Party is given a reasonable period of time (not less than sixty (60) days) to secure patent protection for any material in such publication or presentation that it believes to be patentable.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES OF PHARMACOPEIA

12.1         Pharmacopeia represents and warrants to Cephalon as follows:

12.1.1   Organization.  It is a corporation validly existing and in good standing under the laws of the State of Delaware.

12.1.2   Authority.  It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  All corporate acts and other proceedings required to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.

12.1.3      Enforceability.  This Agreement has been duly executed and delivered by Pharmacopeia and constitutes legal, valid, and binding obligations of Pharmacopeia enforceable against Pharmacopeia in accordance with its terms.

12.1.4      Approvals and Consents.  No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Pharmacopeia of this Agreement or the consummation by Pharmacopeia of the transaction contemplated hereby (other than contemplated Collaboration Product Regulatory Approvals).

12.1.5      No Conflicts.  None of the execution, delivery, or performance of this Agreement by Pharmacopeia (i) conflicts with or results in a breach under the charter documents or any material contractual undertaking of Pharmacopeia, or its Affiliates or (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Pharmacopeia.  Pharmacopeia has not, to the best of its knowledge entered into, nor will Pharmacopeia, after the Effective Date, knowingly enter into any written or oral agreement that is or would be inconsistent with its obligations under this Agreement or deprives or would deprive Cephalon of the benefits of this Agreement.

12.1.6      Title.  As of the Effective Date, it has good title to or valid leases or licenses for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.

12.1.7      Disclaimer.  Except as provided herein, Pharmacopeia specifically disclaims any guarantee that the Collaboration will be successful, in whole or in part.  The failure of Pharmacopeia to successfully identify Development Compounds will not, of itself, constitute a breach of any representation or warranty or other obligation under this Agreement.  Pharmacopeia does not make any representation or warranty or guaranty that the Collaboration will be sufficient for the successful completion of the research contemplated thereby.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, PHARMACOPEIA MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COLLABORATION IP, COLLABORATION COMPOUNDS OR PHARMACOPEIA COMPOUNDS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PHARMACOPEIA IP OR COLLABORATION IP, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

12.1.8      Sufficient Rights. As of the Effective Date, it owns or Controls its Patents necessary to conduct the Collaboration and to grant the rights and licenses to Cephalon, and to fulfill its duties and obligations pursuant to this Agreement.  To the knowledge of Pharmacopeia, as of the Effective Date, the practice of the Pharmacopeia IP does not violate the valid patent rights of any Third Party.

12.1.9      No Prior Grant or Patents.  As of the Effective Date, Pharmacopeia has not (i) knowingly granted any licenses to Third Parties, or (ii)

knowingly filed any patent application, in either case inconsistent with the licenses granted or to be granted to Cephalon hereunder.

ARTICLE 13
REPRESENTATIONS AND WARRANTIES OF CEPHALON

13.1         Cephalon represents and warrants to Pharmacopeia as follows:

13.1.1      Organization.  It is a corporation validly existing and in good standing under the laws of Delaware.

13.1.2      Authority.  It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  All corporate acts and other proceedings required to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.

13.1.3      Enforceability.  This Agreement has been duly executed and delivered by Cephalon and constitutes the legal, valid, and binding obligations of Cephalon enforceable against Cephalon in accordance with its terms.

13.1.4      Approvals and Consents.  No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Cephalon of this Agreement or the consummation by Cephalon of the transaction contemplated hereby (other than contemplated Collaboration Product Regulatory Approvals).

13.1.5      No Conflicts.  None of the execution, delivery, or performance of this Agreement by Cephalon (i) conflicts with or results in a breach under the charter documents or any material contractual undertaking of Cephalon, or its Affiliates or (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Cephalon.  Cephalon has not, to the best of its knowledge entered into, nor will Cephalon, after the Effective Date, knowingly enter into any written or oral agreement that is or would be inconsistent with its obligations under this Agreement or deprives or would deprive Pharmacopeia of the benefits of this Agreement.

13.1.6      Title.  As of the Effective Date, it has good title to or valid leases or licenses for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.

13.1.7      Disclaimer.  Except as provided herein, Cephalon specifically disclaims any guarantee that the Collaboration will be successful, in whole or in part.  The failure of Cephalon to successfully identify Development Compounds will not, of itself, constitute a breach of any representation or warranty or other obligation under this Agreement.  Cephalon does not make any representation or warranty or guaranty that the Collaboration will be sufficient for the successful completion of the research contemplated thereby.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, CEPHALON MAKES NO REPRESENTATIONS AND EXTENDS NO

WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COLLABORATION IP, COLLABORATION COMPOUNDS OR CEPHALON COMPOUNDS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF CEPHALON IP OR COLLABORATION IP, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

13.1.8      Sufficient Rights. As of the Effective Date, it owns or Controls its Patents necessary to conduct the Collaboration and to grant the rights and licenses to Pharmacopeia, and to fulfill its duties and obligations pursuant to this Agreement.  To the knowledge of Cephalon, as of the Effective Date, the practice of the Cephalon IP does not violate the valid patent rights of any Third Party.

13.1.9      No Prior Grant or Patents.  As of the Effective Date, Cephalon has not (i) knowingly granted any licenses to Third Parties, or (ii) knowingly filed any patent application, in either case inconsistent with the licenses granted or to be granted to Pharmacopeia hereunder.

ARTICLE 14
SURVIVAL AND INDEMNIFICATION

14.1         Survival of Representations, Warranties, Covenants, and Agreement.  The representations, warranties, covenants, and agreements contained in this Agreement shall **.  Except as expressly provided herein, the Parties confirm that they have not relied upon any other representations, warranties, covenants, and agreements as an inducement to enter into this Agreement or the other agreements and instruments to be executed and delivered by the Parties pursuant to this Agreement.

14.2         Indemnification by Pharmacopeia.  Pharmacopeia hereby agrees to indemnify and hold Cephalon, its Affiliates and their respective officers, directors, stockholders, employees, agents, and representatives (collectively, the “Cephalon Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses in respect of claims against the Cephalon Indemnitees by Third Parties other than the Cephalon Indemnitees, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “Cephalon Losses”), arising out of, based upon or caused by: **.

14.3         Indemnification by Cephalon.  Cephalon hereby agrees to indemnify and hold Pharmacopeia, its Affiliates, subcontractors and their respective officers, directors, stockholders, employees, agents, and representatives (collectively, the “Pharmacopeia, Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses in respect of claims against the Pharmacopeia Indemnitees by Third Parties other than the Pharmacopeia Indemnitees, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “Pharmacopeia Losses”), arising out of, based upon or caused by: **.

14.4         Notices.  Each indemnified Party agrees to give the indemnifying Party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, “Claims”) for which such indemnified Party intends to assert a right to indemnification under this Agreement; provided however, that failure to give such notification shall not affect the indemnified Party’s entitlement to indemnification hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure.  The indemnifying Party shall have the **; provided however that if the indemnifying Party **.  If the indemnifying Party fails to **, subject to the applicable provisions of Sections 14.2 and 14.3 above.

ARTICLE 15
TERM, TERMINATION, AND EXPIRATION

15.1.        Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect on a country-by-country and Collaboration Product-by-Collaboration Product basis until both Parties and their respective Sublicensees have no remaining royalty obligations in a country, unless terminated earlier as provided in this Article 15.

15.2         Collaboration Term. The Collaboration shall commence on the Effective Date and terminate on the last day of the Initial Term, unless extended by mutual agreement of the Parties.  In the event that Cephalon desires to extend the Collaboration Term, it shall so inform Pharmacopeia of such desire not less than ** before the last day of the Initial Term or then-current Collaboration Term, in which case the Parties shall negotiate additional consideration to Pharmacopeia for any such proposed extension.  If not further extended in the manner set forth in the preceding sentence, the Collaboration shall terminate on the last day of such extension.

15.3         Termination.

15.3.1      **.  If either Party **:

(a) If the **.

(b)  If the **.

Any **.

15.3.2      Bankruptcy. Either Party may, subject to the provisions herein, terminate the Collaboration and this Agreement if, at any time, the other Party shall file in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets, or if such Party proposes a written agreement of composition or extension of its debts, or if such Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such Party shall propose or be a party to any dissolution, or if such Party shall make an assignment for the benefit of creditors.

15.3.3      **.  ** this Agreement **.  As of the ** pursuant to this Agreement.

15.3.4      Rights in Law or Equity.  Except as otherwise expressly provided herein, termination by either Party pursuant to this Section 15.3 shall not prejudice any other remedy that a Party might have in law or equity, except that neither Party may claim compensation for lost opportunity or like consequential damages arising out of the fact of such termination.

15.4         Effect of Breach or Termination.

15.4.1      Accrued Obligations.  Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination.

15.4.2      Return of Materials.  Upon any termination of this Agreement, Cephalon and Pharmacopeia shall promptly (i) return to the other Party all Confidential Information received from the other Party (except one copy of which may be retained for archival purposes) and (ii) destroy any analyses, studies or other documents, prepared by or for the benefit of Cephalon or Pharmacopeia as the case may be, relating to such other Party’s Confidential Information.

15.4.3      Effect of Termination of Collaboration.  In the event of any termination of the Collaboration, Pharmacopeia shall have no further obligation to conduct research activities pursuant to any Research Plan after the effective date of such termination.

15.4.4      Licenses.

(a)           Termination by Pharmacopeia With Respect to **.  **, subject to the terms and conditions of this Agreement applicable thereto.  Furthermore, such **.

(b)           Termination by Cephalon With Respect to a **.  **, subject to the terms and conditions of this Agreement applicable thereto.  Furthermore, such **.

(c)           Termination by Pharmacopeia of the **.     In the event of termination by Pharmacopeia of the ** pursuant to:

(i) **, or

(ii) **,

where the **.  Furthermore, such **.

(d)           Termination by Cephalon of the **.  In the event of termination by Cephalon of the ** pursuant to:

(i) **, or

(ii) **,

where the **.  Furthermore, such **.

(e)           Termination by Pharmacopeia of the **.

(I)  In the event of termination by Pharmacopeia of the ** pursuant to:

(i) **,

(ii) **,

where the **,

or

(iii) **,

**.

(II)  In the event of termination by Pharmacopeia of the **.

(f)            Termination by Cephalon of the **.

(I)  In the event of termination by Cephalon of the ** pursuant to:

(i) **,

(ii) **,

where the **,

or

(iii) **,

**.

(II)  In the event of termination by Cephalon of the **.

(g)             Termination by Cephalon of the ** Pursuant to Section **.  In the event of termination of the ** by Cephalon pursuant to Section **.

15.5         Survival.  The provisions of Articles 7, 8, 9, 10, 11, 12, 13, 14, 16 and Sections 4.1.4, 4.1.5, 15.4 and 15.5 shall survive the expiration or termination of this Agreement.

ARTICLE 16
MISCELLANEOUS

16.1         Notices.  Any notice or other communication required or permitted to be given by either Party under this Agreement shall be effective when delivered, if delivered by hand or by electronic facsimile or five (5) days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be addressed to each Party at the following addresses or such other address an may be designated by notice pursuant to this Section:

If to Pharmacopeia:	If to Cephalon:

Pharmacopeia Drug Discovery, Inc.	Cephalon, Inc.
3000 Eastpark Boulevard	41 Moores Road
Cranbury, NJ 08512	Frazer, PA 19355
Attn: Chief Executive Officer	Attn: Executive Vice President, Research & Development
Fax: **	Fax: **

With a copy to:	With a copy to:

Pharmacopeia Drug Discovery, Inc.	Cephalon, Inc.
3000 Eastpark Boulevard	41 Moores Road
Cranbury, NJ 08512	Frazer, PA 19355
Attn: General Counsel	Attn: General Counsel
Fax: **	Fax: **

16.2         Amendments.  No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by duly authorized representatives of both Parties.

16.3         Waiver.  No waiver of any rights under this Agreement shall be deemed effective unless contained in writing signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed a waiver of any future breach or failure to perform or any other right arising under this Agreement.

16.4         Headings.  The section headings contained in this Agreement are included for convenience only and form no part of the agreement between the Parties.

16.5         Applicable Law.  This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of Delaware and the Parties consent to the jurisdiction of the State and Federal Courts of Delaware.

16.6         Severability.  If any provision of this Agreement is held to be invalid, void or unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the Parties to the maximal extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

16.7         Assignment: Binding Effect.  Neither this Agreement, nor any obligations or rights hereunder, shall be assignable by any Party hereto without the prior written consent of the other Party; provided however, that either Party may assign this Agreement without the consent of the other Party to its Affiliates, if the assigning Party guarantees the full performance of its Affiliates’ obligations hereunder, or in connection with the sale or transfer of all or substantially all of its assets relating to this Agreement, whether by merger, sale of stock, operation of law or otherwise.  Any purported assignment in contravention of this Section shall, at the option of the non-assigning Party, be null and void and of no effect.

16.8         No Implied licenses.  Only the licenses granted expressly herein shall be of legal force and effect.  No license rights shall be created hereunder by implication, estoppel or otherwise.

16.9         Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.10       Force Majeure.  No Party shall be liable for any failure or delay in performance under this Agreement to the extent such failure or delay arises from Force Majeure.  A Force Majeure is fire, explosion, earthquake, storm, flood, strike, labor difficulties, war, insurrection, riot, act of God or the public enemy, or any law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of local, state, federal or foreign governmental or other public authorities, or judgment or decree of a court of competent jurisdiction (but excluding a court injunction against a Party’s performance) and not otherwise arising out of breach by such Party of this Agreement.  In the event of the occurrence of such an event, the Party so affected shall give prompt written notice to the other Party, stating the period of time the occurrence is expected to continue and shall use best efforts to end the failure or delay and ensure that the effects of such Force Majeure are minimized.

16.11       Negation of Agency.  Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between Cephalon and Pharmacopeia.  The relationship between the Parties established by this Agreement is that of independent contractors.

16.12       Publicity.  Promptly after the Effective Date, Pharmacopeia and Cephalon shall issue a joint press release regarding this Agreement, in a form agreed to by the parties prior to the Effective Date.  No other public announcement concerning the existence or the terms of this Agreement shall be made, either directly or indirectly, by Pharmacopeia or Cephalon, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld.  The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release.  Neither Party shall issue any press release or make any public announcement, which includes or otherwise uses the name of the other Party in any public statement or document except with the prior written consent of such Party.  Notwithstanding the preceding sentence, Pharmacopeia and Cephalon shall issue joint press releases in a timely manner announcing the achievement of significant events related to or arising from the Collaboration.  Such events include, by way of example, the achievement of milestone events and the payment of milestone payments, IND or NDA filings, and the commencement of specific clinical trials.

16.13       Registration and Filing of the Agreement.  To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement, a summary of the terms of this Agreement, or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission and the Competition Directorate of the Commission of the European Communities, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith at the, expense of the requesting Party.  The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.

16.14       Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof.  Any prior agreement, arrangement or undertaking, whether oral or in writing is hereby superseded.

16.15       Beneficiaries.  No person, other than Cephalon or Pharmacopeia and their permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

16.16       Affiliates and Subcontractors.  Either Party may engage, at its sole expense, its Affiliates or Third Party subcontractors (including contract research organizations) to perform certain of its obligations under this Agreement.  Any Affiliate or Third Party subcontractor to be engaged by a Party to perform such Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity.  The activities of any such Affiliates or Third Party subcontractors shall be considered activities of such Party under this Agreement.  Such Party shall be responsible for ensuring compliance by any such Affiliates or Third Party subcontractors with the terms of this Agreement.  In any case in which a Party engages an Affiliate or a Third Party subcontractor, such Party shall obtain sole ownership of, or exclusive license to, all inventions, data, information and related intellectual property rights made or developed by such Affiliate or Third Party subcontractor involving the manufacture or use of any Collaboration Target or Collaboration Compound.

16.17       Compliance with Laws.  In exercising their rights under this Agreement, the Parties shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

16.18       Patent Marking.  Each Party agrees to mark and have its Affiliates and Sublicensees mark all Collaboration Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

16.19       Dispute Resolution.

(a)           Attempt to Settle.  The Parties agree to take all reasonable efforts to resolve any and all disputes between them concerning diligence obligations and/or questions of material breach and default in connection with this Agreement in an amicable manner.

(b)           Binding Arbitration.  Except in the event of alleged breach, default or lack of diligence by a bankrupt or insolvent Party, the Parties agree that any such dispute that arises in connection with this Agreement and which cannot be amicably resolved by the Parties shall be resolved by binding arbitration as set forth in this Section, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) by three (3) arbitrators.

(c)           Written Notice.  If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved.  Within twenty (20) business days after its receipt of such notice, the other Party may, by written notice to the Party initiating arbitration, add additional issues to be resolved.

(d)           Selection of Arbitrators.  Within forty-five (45) days following the receipt of the notice of arbitration, the Parties shall agree on the arbitrators, or if the Parties are unable to agree the arbitrators shall be selected as provided in the AAA Commercial Arbitration Rules.  The arbitrators shall not be employees, directors or shareholders of either Party or of an Affiliate and shall be selected in accordance with AAA rules.  Where applicable, the arbitrators shall be independent experts in pharmaceutical product development (including clinical development and regulatory affairs) in the U.S., Japan and Europe.

(e)           Hearings.  The arbitrators shall conduct one or more hearings to allow the parties to present their positions regarding the dispute.

(i)            Discovery.  The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute.  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.  The arbitrators shall have sole discretion with regard to the admissibility of any evidence.

(ii)           Proposed Ruling.  At least ten (10) business days prior to a hearing, each Party must submit to the arbitrators and serve on the other Party a proposed ruling on each issue to be resolved.  Such writings shall be limited to not more than fifty (50) pages.

(iii)          Time; Testimony.  Each Party shall be entitled to no more than five (5) days of hearing to present testimony or documentary evidence.  Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony.  It shall be the responsibility of the arbitrators to determine whether the Parties have had the five (5) days to which each is entitled.

(iv)          Representation by an Attorney.  Each Party shall have the right to be represented by counsel.

(v)           Location.  The arbitration shall take place in Philadelphia, Pennsylvania.

(f)            Costs.  The costs of the arbitration, including administrative and arbitrator fees, shall be shared equally by the Parties.  Each Party shall bear its own costs and attorney and witness fees.

(g)           Written Decision.  The arbitrators shall render a written decision with their resolution of the dispute.  The decision of the arbitrators shall be final and not subject to appeal and binding on the Parties hereto.

(h)           Remedy.  A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

(i)            Final Decision Within Six Months.  Any arbitration subject to this Section 16.19 shall be completed within six (6) months from the filing of notice of a request for such arbitration.

16.20       No Trademark Rights.  Except as provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “Pharmacopeia”, “Cephalon” or any other trade name or trademark of the other Party or its Affiliates in connection with performance of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CEPHALON, INC.		PHARMACOPEIA DRUG
DISCOVERY, INC.

By:	/s/ Frank Baldino, Jr.	By:	/s/ Leslie J. Browne

Name:	Frank Baldino, Jr., Ph.D.	Name:	Leslie J. Browne, Ph.D.

Title:	Chairman & CEO	Title:	President & Chief Executive Officer

Date:		Date:	May 18, 2006